Exhibit 99.1

Press Release

TIDEWATER INC. •  Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax  (504) 566-4582

Tidewater Announces Promotion of Officers

NEW ORLEANS, April 11, 2011 – Tidewater Inc. (NYSE: TDW) recently announced the promotions of Nelson Greer, Mark Handin and Darren Vorst to Vice Presidents of Tidewater companies, effective April 1, 2011.

Mr. Greer joined Tidewater in 1982, after completing 13 years in the British Merchant Marine. He completed the Harvard Business School General Management Program in 2006, and holds a Chief Engineer Unlimited Class 1 Engineering License. In his various management positions with Tidewater, he has been based in Angola, Nigeria, Congo and Gabon, prior to his current posting in Singapore. His Tidewater experience includes engineering, technical management, operations management, area management and, most recently, regional management, with responsibility for Southeast Asia, Australia, the Middle East, North Africa and India. He will continue to supervise the same geographies as Vice President.

Mr. Handin joined Tidewater in 1996, after having earned his B.A. in Economics from Boston University in 1991 and his Master of Business Administration from the University of Texas at Austin in 1996. His initial postings with Tidewater were in Singapore, Mexico and Brazil, before being promoted in 2001 to Area Manager in charge of Company operations in Trinidad, and, thereafter, in similar roles in Venezuela, Brazil and Southeast Asia. In 2009, he was promoted to the position of Regional Manager for Tidewater’s business activities in Europe and Africa. He will continue to oversee these same regions as Vice President, currently based in Aberdeen, Scotland.

Mr. Vorst earned his Bachelors of Business Administration from Texas A&M University in 1987, and worked for six years at Price Waterhouse in Houston, including his final role as Audit Manager. He joined Tidewater as Treasurer in January 2009, following 14 years in various senior financial positions with offshore drillers Transocean (1993 to 2002) and TODCO (2003 to 2007). His many roles at Transocean included regional finance manager of the shallow water division, corporate senior strategic planning analyst, director of budgeting and forecast, Middle East region controller and manager of internal audit. At TODCO, Mr. Vorst served as Controller until July 2003, when he assumed the role of Treasurer. At Tidewater, he has responsibility for all treasury and banking functions.

Tidewater Inc. owns 382 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.